Exhibit 10.1

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made as of July 12, 2011 between Discovery Laboratories, Inc. (the “Company”) and David L. Lopez, Esq., C.P.A. (“Executive”) (hereinafter collectively referred to as the “Parties”).

WHEREAS, the Company and Executive are parties to an employment agreement dated May 4, 2006, as amended on January 3, 2008 (the “Employment Agreement”);

WHEREAS, Executive desires to resign all of his positions with the Company and Executive and the Company wish to mutually agree on matters relating to Executive’s resignation, on the terms set forth in this Agreement; and

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, Executive and the Company agree as follows:

1.           Resignation from Employment; Transition Duties.

(a)         Resignation. Effective at the close of business on July 31, 2011 (the “Resignation Date”), Executive’s employment with the Company and all related job duties and responsibilities with the Company, including, without limitation, his positions as Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary shall terminate.  Executive acknowledges and understands that the Employment Agreement and his employment with the Company under the Employment Agreement or otherwise will automatically terminate on the Resignation Date and that his last day of employment with the Company will be the Resignation Date; provided, however, that Section 4(c) of the Employment Agreement (as modified by Section 5(e) of this Agreement) and the Confidentiality Agreement (as defined in Section 3(c) of the Employment Agreement, the “Confidentiality Agreement”) shall survive. Executive acknowledges and agrees that, except as otherwise specifically provided in this Agreement, Executive has received all compensation and benefits to which Executive is entitled under the Employment Agreement or otherwise as a result of Executive's employment with the Company.  Terms not otherwise defined in this Agreement shall have the meaning given to them in the Employment Agreement.

(b)         Transition. As a condition to Executive's receipt of the payments and benefits set forth in Section 2 hereof, Executive is required to comply with the Company’s policies and procedures and the terms of this Agreement and, as the Chief Executive Officer of the Company may designate, to perform certain duties before the Resignation Date, and complete before the Resignation Date, to the reasonable satisfaction of the Company, the transition of Executive’s duties and responsibilities to other employees of the Company (the “Transition Services”).

2.           Severance Payments and Benefits to Executive.

(a)         Resignation Payments.   Company shall pay to Executive on August 1, 2011, a lump sum cash payment in an amount equal to the sum of (i) all unpaid salary and compensation accrued through the Resignation Date, and any unreimbursed employee business expenses (subject to  appropriate approval and submission of documentation), and (ii) any accrued but unpaid vacation pay as well as the accrued value of Executive’s “Vacation Day Bank” for all unused vacation days in excess of permitted carryovers, calculated at Executive’s Base Salary in effect on the date any such vacation day was earned.

(b)         Repayment of Promissory Note; Severance Payments.  Subject to the terms and conditions of this Agreement, including non-revocation by Executive of the release set forth in Section 3(a), on February 1, 2012, (i) if not previously paid in full, Executive shall pay the outstanding aggregate principal amount and accrued and unpaid interest on the Promissory Note dated July 23, 2001, issued by Executive to the Company (the “Note) and (ii) the Company shall pay to Executive $400,000.  The obligation of the Parties to make the payment required by clauses (b)(i) and (b)(ii) shall be conditioned on each Party’s payment to the other Party; provided, that (X) if Executive fails to pay the Note pursuant to clause (b)(i) on February 1, 2012, the amount payable by the Company pursuant to clause (b)(ii) shall be reduced by the amount of such payment failure, and (Y) if the Company fails to make the payment required by clause (b)(ii) on February 1, 2012, the Note shall be deemed to have been paid in full and the amount owing to the Executive pursuant to clause (b)(ii) shall be reduced by the outstanding aggregate principal amount and accrued and unpaid interest owing on the Note on February 1, 2012.  Upon payment of the Note in full, the Company shall provide Executive with confirmation of the cancellation of the Note and evidence that the Note has been cancelled and satisfied in full, the Executive’s obligation to pay the principal amount and any interest on the Promissory Note shall be discharged, and the Executive shall have no further liability on the Note.  Upon request of the Executive at least five business days in advance of February 1, 2012, the Company may, in its sole discretion, permit a netting or offset of such transactions on such terms, if any, as it deems advisable taking into account its economic and tax considerations.

(c)         Severance Period Benefits.  Subject to the terms and conditions of this Agreement, including non-revocation by Executive of the release set forth in Section 3(a), during the period beginning as of the Resignation Date and ending on January 31, 2013 (the “Benefits Period”), the Company shall provide Executive and his dependents continuation of medical, hospitalization, vision, dental and life insurance coverage as appropriate initially pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)(excluding disability) at the same level that Executive is receiving benefits immediately prior to the Resignation Date.  The Company shall continue to pay for such benefits at the same level as borne by the Company prior to the Resignation Date and Executive shall continue to pay for such benefits at the same level as borne by him prior to the Resignation Date.  At the time and to the extent that Executive qualifies for substantially similar benefits (determined on a benefit by benefit basis) from a subsequent employer, the benefits provided under this Agreement shall cease.

(d)         Stock Options.  Executive’s options to purchase shares of common stock, par value $.001 per share, of the Company (“Common Stock”) that are vested as of the Resignation Date shall be exercisable in accordance with the terms and conditions of the applicable stock option agreements for 90 days after the Resignation Date, after which they will terminate and cease to be exercisable.

(e)         Restricted Stock.  Subject to the terms and conditions of this Agreement, including non-revocation by Executive of the release set forth in Section 3(a), from and after the Resignation Date, Section 4(b) of the Restricted Stock Agreement dated as of September 27, 2010, between Executive and the Company (collectively, the “Restricted Stock Agreement”), is terminated. Accordingly,  notwithstanding that Executive’s employment with the Company shall terminate on the Resignation Date, the 15,000 restricted shares of Common Stock (the “Restricted Stock”), of the Company granted to Executive pursuant to the Restricted Stock Agreement and related Notice of Award,  shall continue to be subject to vesting in accordance with the terms and conditions of the Restricted Stock Agreement without any requirement that Executive be actively providing Service (as such term is defined in the Restricted Stock Agreement).

(f)          Outplacement. Subject to the terms and conditions of this Agreement, including non-revocation by Executive of the release set forth in Section 3(a), if Executive has not secured full time employment as a practicing attorney or corporate professional by May 1, 2012, the Company shall reasonably promptly and in any event by February 28, 2013 reimburse Executive for up to $10,000 incurred during 2012 for outplacement services of a firm of Executive’s choosing (subject to reasonably timely submission of appropriate documentation no later than February 15, 2013).

(g)         Other Miscellaneous Severance Matters.  Executive acknowledges and agrees that, from and after the date of this Agreement, Executive shall not be entitled to any benefits or employment rights set forth in his Employment Agreement, during the Benefits Period or otherwise, other than the benefits set forth in this Agreement.

(h)         Survival of Obligations.  The obligations of the Company and Executive under this Section 2 shall survive the death of Executive.  Any amounts remaining due under Section 2 at the time of or after Executive’s death shall be paid on the dates set forth in this Agreement and shall be payable by or to his surviving spouse or his estate or legal representative, as the case may be.  If the Company remains obligated to provide any benefits after the time of Executive’s death, such benefits shall be provided to surviving participants and/or beneficiaries under the Company’s health and welfare and other benefit plans, in accordance with any applicable provisions of COBRA and the provisions of such plans pursuant to the terms of this Agreement.

(i)         Acknowledgements.  All payments made to Executive under this Agreement shall be subject to applicable federal, state and local withholding taxes.  The Parties hereby acknowledge that they may not be otherwise entitled to receive some of the benefits described in this Agreement unless the Parties sign this Agreement.  Executive further acknowledges that, other than the foregoing payments described in this Section 2, he has received payment in full for all of the compensation, wages, benefits and payments of any kind otherwise due him from the Company, including compensation, bonuses, commissions, lost wages, severance, expense reimbursements, payments to benefit plans, accrued but unused vacation and personal or sick time as provided in the Employment Agreement or otherwise.  The Parties acknowledge that the consideration described in Sections 2, 3, 4 and 5 represents good, valuable, and sufficient consideration for the mutual promises and duties set forth in this Agreement.

3.           Complete Release by Executive; Indemnity by Company.

(a)         Release.  As of the Resignation Date, for and in consideration of the payments and promises contemplated by Section 2 of this Agreement and for other good and valuable consideration as more fully described herein, the receipt and adequacy of which is hereby acknowledged, Executive hereby waives, releases and gives up any claim or cause of action that Executive, Executive’s heirs, executors, administrators, successors and assigns may have against the Company, its subsidiaries and affiliates and their employee benefit plans and the trustees, fiduciaries and administrators of those plans, and any of the foregoing present or past employees, officers, shareholders, managers, directors, agents and contractors, and each of their predecessors, successors and assigns (the “Released Parties”), based on any event that has occurred before Executive signs this Agreement and through the Resignation Date, or arising from or based upon Executive’s employment with the Company and/or separation from employment and/or termination of the Employment Agreement, including, but not limited to, any claims for salary, bonuses, severance pay, vacation pay or any benefits under the Employee Retirement Income Security Act of 1974, as amended; any claims of harassment or discrimination based upon race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, harassment, retaliation, citizenship status, pregnancy, leave of absence (including, but not limited to, the Family Medical Leave Act or any other federal, state or local leave laws), medical condition or disability, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, Section 1981 of the Civil Rights Act of 1866, or any other federal, state or local law prohibiting discrimination in employment; any claims of age discrimination under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990 (“ADEA”), or under any federal, state or local law prohibiting age discrimination; the Worker Adjustment and Retraining Notification Act; whistleblower claims; claims of breach of implied or express contract, breach of promise, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, violation of public policy, wrongful or constructive discharge or any other employment-related tort; any claim for costs, fees or other expenses, including attorneys’ fees; and all claims under any other federal, state or local law relating to employment, including the Sarbanes-Oxley Act of 2002.  This waiver includes a waiver of claims that Executive may know about and claims that Executive may not know about.  However, the foregoing waiver shall not apply to, and Executive does not hereby waive, release or give up (i) any claim for workers’ compensation benefits, (ii) any vested benefits (if any) under the terms of any retirement savings, insurance, or other qualified plan(s) maintained by the Company, (iii) any right to unemployment benefits that Executive may have, (iv) any rights that Executive may have to purchase health benefit continuation coverage under COBRA, (v) any rights that Executive may have under this Agreement, the Indemnification Agreement (as defined below), the Agreements between the Company and Executive related to Executive’s Options Agreements and Restricted Stock Agreements, (vi) any rights of Executive under the Company’s Certificate of Incorporation, as amended from time to time, and the Company’s Bylaws, as amended from time to time, and any insurance policies maintained by the Company, including directors and officers liability and product and general liability policies, and (vii) any rights or claims that may not be waived or released under applicable law.

(b)         Claims.  Executive represents and warrants that Executive has not filed, commenced or lodged against or relating to the Company, or permitted to be filed, commenced or lodged against or relating to the Company on Executive’s behalf, any complaints, charges, claims, actions or other proceedings of any nature or description in or before any court, administrative agency or other forum.  To the extent permitted by law, Executive hereby agrees that neither Executive, nor any non-governmental person, organization or other entity acting on Executive’s behalf, has in the past or will in the future file any lawsuit or arbitration asserting any claim that is waived under Section 3(a) of this Agreement.  If Executive breaks this promise and files a lawsuit or arbitration making any claim waived in this Agreement, Executive shall pay for all costs, including reasonable attorneys’ fees, incurred by the Company in defending against any such claim.

(c)         Executive Indemnity.  The Company hereby acknowledges that the Indemnification Agreement, effective as of September 15, 2000 (“Indemnification Agreement”), between Executive and the Company shall survive the termination of the Employment Agreement and any expiration of the Severance Period and remain in full force and effect in accordance with its terms.

(d)         Consideration Period, ADEA Claims.  Executive further acknowledges with respect to the release of claims under the ADEA (to the extent that Executive may have any claims under the ADEA based upon age) that:

(i) Executive has waived all such claims knowingly and voluntarily in exchange for benefits which are of value, and that Executive would not otherwise have been entitled to those benefits;

(ii) Executive has been given a period of twenty one (21) days within which to consider the release but understands that he need not consider his release for that full period before signing it;

(iii) Executive also understands that he may revoke his waiver of claims under the ADEA for a period of seven (7) days following the Resignation Date and that his waiver of ADEA claims will not become effective until the revocation period has expired.

4.           Release of Executive by the Company.

(a)         As of the Resignation Date, for and in consideration of the promises by Executive under this Agreement, including the representations, covenants and release provided under Section 3 (and the non-revocation thereof) by Executive and Section 5, and for other good and valuable consideration as more fully described herein,  the receipt and adequacy of which is hereby acknowledged, the Company hereby irrevocably and unconditionally releases, waives and forever discharges Executive from known and unknown claims, promises, causes of action or similar rights of any type that the Company may have against Executive, including, but not limited to claims of breach of implied or express contract, breach of promise, misrepresentation, negligence, fraud, estoppel, defamation, violation of public policy, any claim for costs, fees or other expenses, including attorneys’ fees, and all claims under any other federal, state or local law relating to employment, including the Sarbanes-Oxley Act of 2002.  However, the foregoing waiver shall not apply to, and the Company does not hereby waive, release or give up (i) any claim arising under the terms of any health, welfare, equity incentive or other employee benefit plan maintained by the Company, (ii) any rights that the Company may have under this Agreement, the Indemnification Agreement, the agreements between the Company and Executive related to Executive’s Restricted Stock Agreement, (iii) any rights of the Company to recoup reimbursement or advances to Executive under the Company’s Certificate of Incorporation, as amended from time to time, and the Company’s Bylaws, as amended from time to time, and any insurance policies maintained by the Company, including directors and officers liability and product and general liability policies, and (iv) any rights or claims that may not be waived or released under applicable law.

(b)         Claims.  The Company represents and warrants that the Company has not filed, commenced or lodged against or relating to Executive, or permitted to be filed, commenced or lodged against or relating to the Executive on Company’s behalf any complaints, charges, claims, actions or other proceedings of any nature or description in or before any court, administrative agency or other forum.  To the extent permitted by law, the Company hereby agrees that neither Company, nor any non-governmental person, organization or other entity acting on Company’s behalf, has in the past or will in the future file any lawsuit or arbitration asserting any claim that is waived under Section 4(a) of this Agreement.  If the Company breaks this promise and files a lawsuit or arbitration making any claim waived in this Agreement, the Company shall pay for all costs, including reasonable attorneys’ fees, incurred by Executive in defending against any such claim.

5.           Parties’ Promises and Representations.

(a)         Employment Separation. Executive promises never to knowingly seek employment with the Company.

(b)         No Admission of Liability.  Executive agrees that the payments made and other consideration received pursuant to this Agreement are not to be construed as an admission of legal liability by the Company and that no person or entity shall utilize this Agreement or the consideration received pursuant to this Agreement as evidence of any admission of liability since the Company expressly denies liability.  Executive agrees not to assert that this Agreement is an admission of guilt or wrongdoing and acknowledges that the Released Parties do not believe or admit that any of them has done anything wrong.  Similarly, the Company agrees that the terms of this Agreement are not to be construed as an admission of legal liability by Executive and that no person or entity shall utilize this Agreement or the consideration received pursuant to this Agreement as evidence of any admission of liability since Executive expressly denies liability.  The Company agrees not to assert that this Agreement is an admission of guilt or wrongdoing and acknowledges that Executive does not believe or admit that he has done anything wrong.

(c)         Other Confidentiality.   Executive acknowledges that, as a company in a highly competitive industry, the Company follows a policy intended to fully protect its trade secrets and confidential information (collectively, "Confidential Information").  In the course of Executive’s employment, Executive has had access to Confidential Information, the use or disclosure of which would be seriously damaging to the Company.  Such Confidential Information is the Company's property and is not readily ascertainable from public sources.  Executive’s access to Confidential Information has been essential to the performance of Executive’s duties for the Company.  Executive represents and warrants that (i) he is in compliance with all obligations of Executive as set forth in the Confidentiality Agreement, (ii) he has timely made all disclosures required to be made by him under the Confidentiality Agreement, and (iii) he has executed and delivered all documents and assignments contemplated by the Confidentiality Agreement.  Executive covenants that he will comply with all obligations that arise under the Confidentiality Agreement as a result of or in connection with the resignation of his employment with the Company.  The Company acknowledges that Executive has signed all documents related to the Confidentiality Agreement that the Company has requested him to sign.  At the Company's reasonable request, Executive agrees to promptly make all disclosures and execute all documents required by the Confidentiality Agreement to preserve the confidentiality of, and/or otherwise protect, the Company’s interest in, any Confidential Information and Inventions, including with respect to trade secrets, inventor disclosure statements and patent prosecution.  Executive will promptly surrender to the Company all documents, computer disks and hard drives, all notes and memoranda relating to or containing Confidential Information.

(d)         Mutual Non-Disparagement.  The Parties agree that at no time will either Party disparage the other Party or make uncomplimentary statements or remarks about the other Party (including, with respect to the Company, any of its present or past employees, officers, managers, and directors), to any person or entity, whether orally, in writing or by any other means of communication.  Except as may be required by law, the Parties also agree not to at any time discuss in a disparaging manner the other Party or the Company’s business with, or comment on the other Party or the Company’s business, in a disparaging manner to any employee or other representative of any federal, state or local government or administrative agency, self-regulatory organization, investment banking firm, newspaper, magazine or television or radio station, or any Internet site, or any reporter, writer or other person or entity, whether orally, in writing or by any other means of communication.  The Company agrees that it will not respond to employment inquiries about Executive, except to confirm his dates of employment and title, provided that, if requested by Executive within two years of the Resignation Date, upon delivery by him of any release or consent deemed advisable by the Company, the Company’s Human Resources department or a member of the Company’s senior management designated by the Company’s Chief Executive Officer shall provide a positive verbal reference as to Executive’s performance (it being understood that no written performance references shall be provided.)  Notwithstanding the foregoing, the Parties shall not be prevented from providing information in connection with, or testifying in (i) a judicial, arbitration or other proceeding in connection with this Agreement or under any other agreement related to the exceptions set forth in Sections 3(a) or 4(a), or (ii) as may be required by any applicable statute, law, ordinance, regulation, subpoena, order, or rule of any federal, state, local or other governmental agency or body, including without limitation, any securities exchange, having jurisdiction over the Parties and the business and research and development activities of the Company.  Nothing herein is intended nor should it be construed to prohibit Executive from discussing generally in a non-disparaging manner, the nature of the Company’s business and his responsibilities and experience working at the Company.

(e)         Non-Competition During and After Employment.  Section 4(c) of the Employment Agreement is hereby amended in its entirety to read:

“Non-Competition During and After Employment. During the Term and for 12 months from the Resignation Date, the Executive shall not, directly or indirectly, without the prior written consent of the Company, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, including without limitation, with any person that is an employee or consultant of the Company as of the Resignation Date or thereafter, (X) compete with the Company in the business of developing or commercializing (i) pulmonary surfactants, (ii) any other category of compounds which forms the basis of the Company's material products on the Resignation Date, or (iii) aerosolization technologies that are similar to those under development or being commercialized by the Company as of the Resignation Date, or contemplated as of the Resignation Date to be under development or commercialization by the Company within the 12-month period thereafter, whether such technologies are for pulmonary surfactants or other pharmaceutical preparations and substances for treatment of respiratory conditions, including those compounds not being commercialized or developed by the Company, or (Y) solicit, encourage, induce or endeavor to entice away from the Company, or otherwise interfere with the relationship of the Company with, any person who is employed or engaged by the Company as an employee, consultant or independent contractor or who was so employed or engaged at any time during the preceding six (6) months; provided, that nothing herein shall prevent the Executive from engaging in discussions regarding employment, or employing, any such employee, consultant or independent contractor (i) if such person shall voluntarily initiate such discussions without any such solicitation, encouragement, enticement or inducement prior thereto on the part of the Executive or (ii) if such discussions shall be held as a result of or employment be the result of the response by any such person to a written employment advertisement placed in a publication of general circulation, general solicitation conducted by executive search firms, employment agencies or other general employment services, not directed specifically at any such employee, consultant or independent contractor.

(f)         Enforcement.  Each Party acknowledges that a breach or threatened breach of Section 5 (d) of this Agreement will constitute a material breach of this Agreement and cause the Party irreparable injury and damage.  Each Party therefore agrees that, in addition to any other remedies that may be available at law to the Party subject to the disparagement, the Party subject to the disparagement will be entitled to an injunction and/or other equitable relief to prevent a breach or threatened breach of such provisions and to secure their enforcement.

(g)         Return of Company Property.  On or before the Resignation Date, Executive shall return to the Company all originals and copies of all files, memoranda, documents, records, credit cards; keys, electronically or optically stored data, and any other property of the Company, the Company’s clients or its affiliates in his possession, custody or control including, but not limited to, the Company’s records, office equipment, such as computers and related equipment, telephones, pagers, etc.  At such time, at the request of the Company, Executive shall certify that he has no property of the Company, the Company’s clients or its affiliates in his possession or under his control.  The Company acknowledges that Executive owns the cell phone that he has used for business purposes.  After the Resignation Date, Executive shall be solely responsible for all expenses related to his cell phone.

(h)         Cooperation and Transition of Duties.  Executive agrees to reasonably cooperate in performing the Transition Services and as otherwise reasonably requested by the Company including, if required, executing such customary and reasonable documents and certifications that relate to matters arising prior to the Resignation Date.  Executive agrees to fully cooperate with the Company and participate in the preparation for, response to, prosecution of and/or defense of any pending, actual or threatened litigation involving the Company, its clients, vendors and/or its affiliates.  The Company will reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive as a result of such cooperation and the Parties shall mutually agree to a reasonable rate of reimbursement for Executive’s time spent in connection therewith.

6.           Assignment. The Parties affirm that they have not assigned or otherwise transferred any claim or interest in the claims that are the subject of the releases in Paragraphs 3 and 4 of this Agreement, and Company further represents that it has not assigned the Note and agrees not to assign the Note on or before February 1, 2012.

7.           Disclosures.  Company agrees to send to Executive a draft of the 8-K announcing his resignation for his review prior to its filing with the SEC.

8.           Termination.

(a)         This Agreement may be terminated by the Company, on written notice to Executive (stating in reasonable detail the reasons for such termination) only if Executive materially breaches the material terms and conditions of Section 2, Sections 5(c), (d) and (h) of this Agreement, Section 4(c) of the Employment Agreement and the Confidentiality Agreement  Unless and until it is determined by the arbitrator that such breach has occurred, the Company shall provide to Executive the consideration described in Section 2 of this Agreement.

1)
In the event that the Company terminates the Agreement in accordance with this Section 6(a), the Company agrees that it shall not object to the Executive, in his sole discretion (and Executive agrees that, if he shall challenge the Company’s termination, he shall only do so by), moving for expedited relief under the Commercial Rules of the American Arbitration Association (“AAA”) for a determination as to whether or not a material breach under this Agreement has occurred. The arbitration shall be filed in the Philadelphia office of the AAA and the arbitrator shall have a minimum of 20 years of business law experience who shall be selected in accordance with the AAA Commercial Rules.  In such event, the Company agrees that it shall continue to make the payments, as and when due, that otherwise would have been payable to Executive under this Agreement, and all such payments shall be deposited into an escrow account held by AAA.

2)
If it shall be determined by an arbitrator under the Commercial Rules of the AAA,  that such a material breach has occurred, in addition to and not in substitution for any other remedies that the Company may have, in law or in equity, the Company shall be entitled to recoup any payments or benefits that have been paid or afforded to Executive under this Agreement, as well as all amounts held in escrow by AAA.

3)
In the event that the arbitrator determines that the Executive’s conduct did not constitute a material breach of this Agreement, this Agreement shall be deemed re-instated and all funds then held in the AAA escrow account shall be paid to Executive (less any withholdings, which shall be returned to the Company), and Company shall pay to Executive, within five (5) days of the arbitrator’s determination, interest on the amounts deposited in the escrow account held by AAA, from the original due date until paid, calculated at a rate of ten percent (10%) per annum.  In addition, Executive shall be entitled to the benefits set forth in Section 11 of the Employment Agreement.

9.           Consideration of Agreement.  Both Parties acknowledge that, before signing this Agreement, they have carefully read this Agreement; they fully understood it; it is written in a manner that is understandable to both of them; and they are entering into it knowingly and voluntarily.

10.         Miscellaneous.

(a)         Entire Agreement.  This Agreement is the entire agreement between Executive and the Company with respect to his resignation and the termination of his employment with the Company.  This Agreement may not be modified or canceled in any manner except by a writing signed by both Executive and an authorized officer of the Company.  In deciding to sign this Agreement, the Parties have not relied on any statement by the Executive or in the case of the Company, anyone associated with the Company, that is not contained in this Agreement.  The Parties acknowledge that the other Party has made no promises, assurances, or representations of any kind to the other with respect to Executive’s resignation and the termination of his employment with the Company, other than those explicitly contained in this Agreement.

(b)         Binding Effect; Successors and Assigns.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors, assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), spouses, heirs and personal and legal representatives.  The Company shall require and cause any successor (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(c)         Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

(i) if to the Company:

Discovery Laboratories, Inc.
2600 Kelly Road, Suite 100
Warrington, PA 18976
Attn: SVP Human Resources

(ii) if to the Executive:

David L. Lopez
The address on file with the records of the Company.

Addresses may be changed by written notice sent to the other Party at the last recorded address of that Party.

(d)         Severability.  The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction or arbitrator to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.  Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.  Notwithstanding the foregoing, if any of the Parties’ releases, representations or covenants contained in Sections 3 and 4 of this Agreement are declared to be invalid, illegal, unenforceable or barred for any reason whatsoever, the other Party shall have the right to consider its obligations under this Agreement to be nullified and, in such case, the other Party may cease performance and providing any payments or benefits that otherwise may be due under this Agreement.  In such event, however, Executive shall not be obligated to return any payments or benefits received prior to the date of such declaration.

(e)         Interpretation and Governing Law.  This Agreement shall be construed as a whole according to its fair meaning.  It shall not be construed strictly for or against Executive or the Company.  This Agreement shall be governed by the statutes and common law of the Commonwealth of Pennsylvania, excluding its choice of law statutes and common law.

(f)         Negotiation; Arbitration.  If the Parties are unable to resolve any controversy, claim or dispute of whatever nature between Executive and the Company arising out of or related to this Agreement or the construction interpretation, performance, breach, termination, enforceability or validity of this Agreement (herein a “Dispute”) then the Dispute shall be settled by final and binding arbitration in accordance with the provisions of Section 15 of the Employment Agreement, except that the arbitration shall be filed in the Philadelphia office of the AAA and the Parties shall use a single arbitrator who shall have a minimum of 20 years of business law experience who shall be selected in accordance with the AAA Commercial Rules.

(g)         Company Representations.  The Company represents and warrants as follows: (a) it is a corporation validly existing and in good standing under the laws of the State of Delaware, (b) it has full corporate power to enter into and perform its obligations under this Agreement and has obtained all necessary consents related thereto, and (c) this Agreement has been duly executed and delivered by it and is binding and enforceable against it in accordance with its terms.

(h)         Headings.  The headings to the Sections of this Agreement are for convenience of reference only and shall not be given any effect in the construction or interpretation of this Agreement.

(i)         Counterparts.  This Agreement may be executed in counterparts, each of which when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute but one and the same document.  One or more counterparts of this Agreement may be delivered by via telecopy or other electronic means, with the intention that they shall have the same effect as an original counterpart of this Agreement.

EXECUTIVE IS ADVISED TO READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT.  IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

[Signatures appear on the next page.]

IN WITNESS WHEREOF and intending to be legally bound, Executive and the Company have executed this Agreement on the dates indicated below:

EXECUTIVE

Dated: July 12, 2011	/s/ David L. Lopez
David L. Lopez, Esq., C.P.A.

DISCOVERY LABORATORIES, INC.

Dated: July 12, 2011	/s/ W. Thomas Amick
	By:	W. Thomas Amick, Chairman of the Board and Chief Executive Officer